Exhibit 99.1

For additional information contact:
Richard S. DeRose (703) 293-7901
For release:
November 18, 2003 at 9:00 a.m.

Information Analysis Inc. Reports Third Quarter Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for the third quarter of fiscal 2003 ended September 30, 2003. Revenues were $1,483,000, up from the $1,224,000 reported in 2002’s third quarter. The information technology services company reported a net income of $11,000, or $0.00 per share basic and diluted, compared to a net loss of $30,000, or $0.00 per share basic and diluted, in 2002’s third quarter

For the nine months ended September 30, 2003, IAI’s revenues were $3,586,000, compared to revenues of $4,837,000 for the same period in 2002. The Company reported a net loss of $254,000, or ($0.02) per share basic and diluted, in contrast to a net income of $144,000, or $0.01 per share basic and diluted, reported for the comparable 2002 period.

“We experienced an increase in the third quarter revenue compared to the first two quarters of the year, and have returned to profitable operations. I am encouraged by what we have accomplished during this quarter to position the Company for the rest of this year and the future,” said Sandor Rosenberg, Chairman and Chief Executive Officer of IAI. “Our contract wins have contributed to our increased revenue stream. In addition, we have continued to contain and reduce general and administrative expenses, a measure which contributes to both overall profitability and reduced cash flow requirements.

“The Company is continuing the active pursuit of the conversion and system modernization business in addition to developing business opportunities in the area of Web applications. We have been working on some large opportunities which should significantly build our pipeline for the upcoming year. This increased activity should help make the company stronger and give us momentum as we enter 2004 and beyond.

“We still are in merger and acquisition discussions with a number of firms and hope to complete a transaction in the future.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company’s 10-KSB for the fiscal year ended December 31, 2002 and in other filings with the Securities and Exchange Commission.

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Information Analysis Inc. Reports Third Quarter Results

November 18, 2003

Information Analysis Incorporated

Condensed Consolidated Income Statements

	Three months ended September 30,
(in thousands, except per share data; unaudited)	2003	2002
Revenue:
Professional fees	$1,426	$944
Software sales	57	280

Total revenue	1,483	1,224
Cost of goods sold and services provided:
Cost of professional fees	1,140	705
Cost of software sales	59	134

Total cost of sales	1,199	839

Gross margin	284	385
Selling, general and administrative expense	264	406

Operating income (loss)	20	(21)
Other expense	(9)	(9)

Income (loss) before income taxes	11	(30)
Provision for income taxes	—	—

Net income (loss)	$11	$(30)

Earnings per common share:
Basic: Net income (loss)	$0.00	$0.00

Diluted: Net income (loss)	$0.00	$0.00

Shares used in calculating earnings per share:
Basic	10,283,515	10,283,515
Diluted	10,329,468	10,283,515

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Information Analysis Inc. Reports Third Quarter Results

November 18, 2003

Information Analysis Incorporated

Condensed Consolidated Income Statements

	Nine months ended September 30,
(in thousands, except per share data; unaudited)	2003	2002
Revenue:
Professional fees	$3,339	$4,301
Software sales	247	536

Total revenue	3,586	4,837
Cost of goods sold and services provided:
Cost of professional fees	2,610	2,979
Cost of software sales	242	346

Total cost of sales	2,852	3,325

Gross margin	734	1,512
Selling, general and administrative expense	967	1,355

Operating (loss) income	(233)	157
Other expense	(21)	(13)

(Loss) income before income taxes	(254)	144
Provision for income taxes	—	—

Net (loss) income	$(254)	$144

Net loss per share:
Basic: Net (loss) income	$(0.02)	$0.01

Diluted: Net (loss) income	$(0.02)	$0.01

Shares used in calculating earnings per share:
Basic	10,283,515	10,283,515
Diluted	10,283,515	10,923,515

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Information Analysis Inc. Reports Third Quarter Results

November 18, 2003

Information Analysis Incorporated and Subsidiaries

Consolidated Balance Sheets

	As of September 30, 2003	As of December 31, 2002
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$4	$81
Accounts receivable, net	1,284	824
Prepaid expenses	96	29
Other receivables	24	16

Total current assets	1,408	950

Fixed assets, net	32	43
Capitalized software, net	84	146
Note receivable	85	85
Investments	6	6
Other assets	37	51

Total assets	$1,652	$1,281

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$882	$474
Accrued payroll and related payroll items	238	215
Other accrued liabilities	206	128
Revolving line of credit	537	403
Deferred revenue	120	138

Total current liabilities	1,983	1,358
Long-term debt	125	125

Total liabilities	2,108	1,483

Common stock, par value $0.01, 30,000,000 shares authorized; 11,788,126 shares issued, 10,283,515 outstanding at September 30, 2002 and December 31, 2001, respectively	118	118
Additional paid in capital	14,122	14,122
Accumulated deficit	(13,836)	(13,582)
Accumulated other comprehensive income	(6)	(6)
Less treasury stock; 1,504,611 shares at cost	(854)	(854)

Total stockholders’ equity	(456)	(202)

Total liabilities and stockholders’ equity	$1,652	$1,281

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